As filed with the Securities and Exchange Commission on August 19, 2009	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONMED HEALTHCARE MANAGEMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	42-1297992 (I.R.S. Employer Identification Number)

7250 Parkway Drive, Suite 400
Hanover, Maryland 21076
(Address of Principal Executive Offices)

CONMED HEALTHCARE MANAGEMENT, INC.

2007 STOCK OPTION PLAN

 (Full Title of the Plan)

Thomas W. Fry
Conmed Healthcare Management, Inc.
7250 Parkway Drive, Suite 400
Hanover, Maryland 21076
 (Name and Address of Agent for Service)

(410) 567-5520
(Telephone Number, Including Area Code,
of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller
reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share (“Common Stock”)	2,350,000	$3.48 (2)	$8,178,000	$456.33

(1)
This registration statement (this “Registration Statement”) is being filed with the Securities and Exchange Commission to register 2,350,000 shares of Common Stock which may be issued under the Registrant’s 2007 Stock Option Plan, as amended in May 2008 (as the same may be further amended from time to time).  In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated, solely for the purpose of calculating the registration fee, pursuant to Rules 457(c) and 457(h)(1) promulgated under the Securities Act, based on the average of the high and low sales prices for the Common Stock reported on the NYSE Amex on August 17, 2009, which is within five (5) business days prior to the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The information required to be contained in the Section 10(a) prospectus is omitted from this Registration Statement pursuant to Rule 428 of the Securities Act and the note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents:

•	the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008, filed July 14, 2009;

•	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed May 15, 2009;

•	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed August 12, 2009;

•
the Registrant’s Current Reports on Form 8-K, filed January 6, 2009, June 3, 2009, June 23, 2009, July 14, 2009, July 17, 2009 and August 7, 2009, except that information furnished to the Securities and Exchange Commission (“SEC”) under Item 2.02 or Item 7.01 in Current Reports on Form 8-K, and any exhibit relating to such information, filed prior to, on or subsequent to the date of this Registration Statement, is not incorporated by reference into this Registration Statement.

•	the Registrant’s Definitive Proxy Statement on Schedule 14A, filed May 28, 2009; and

•
the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34408) filed July 14, 2009, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant will furnish to each person, including any beneficial owner, to whom this document is delivered, without charge, a copy of any or all of the information that has been incorporated by reference (including any exhibits that are specifically incorporated by reference in that information) upon oral or written request to:

Conmed Healthcare Management, Inc.
7250 Parkway Drive, Suite 400
Hanover, Maryland 21076
(410) 567-5520
Attn:  Corporate Secretary

The documents may also be accessed on the SEC’s web site without charge at www.sec.gov.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware (the “DGCL”) at Section 102(b)(7) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

The DGCL, at Section 145, provides, in pertinent part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving another corporation, partnership, joint venture, trust or other enterprise, at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Lack of good faith, or lack of a reasonable belief that one’s actions are in or not opposed to the best interest of the corporation, or with respect to any criminal action or proceeding, lack of reasonable cause to believe one’s conduct was unlawful is not presumed from the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or nolo contendere plea or its equivalent. In addition, the indemnification of expenses (including attorneys’ fees) is allowed in derivative actions, except no indemnification is allowed in respect of any claim, issue or matter as to which any such person has been adjudged to be liable to the corporation, unless and only to the extent the Court of Chancery or the court in which such action or suit was brought decides that indemnification is proper. To the extent that any such person succeeds on the merits or otherwise in defense of any of the above described actions or proceedings, he shall be indemnified against expenses (including attorneys’ fees). The determination that the person to be indemnified met the applicable standard of conduct, if not made by a court, is made by the Board of Directors of the corporation by a majority vote of a quorum consisting of directors not party to such an action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel in a written opinion or by the stockholders. Expenses may be paid in advance upon the receipt of undertakings to repay. A corporation may purchase indemnity insurance.

The Registrant’s Certificate of Incorporation at Article Sixth provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of Article Sixth of the Certificate of Incorporation by the stockholders of the Registrant shall not adversely affect any right or protection of a director of the Registrant with respect to events occurring prior to the time of such repeal or modification.  The Registrant, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification under the Certificate of Incorporation shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer.

The Registrant’s Amended and Restated Bylaws at Article VII provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Registrant, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Notwithstanding the preceding sentence, the Registrant shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Registrant.  The Registrant shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.  The rights conferred on any person shall not be exclusive of any other rights which such person may have or later acquire under any statute, provision of the Certificate of Incorporation, the Amended and Restated Bylaws, agreement, vote of stockholders or directors or otherwise. Any repeal or modification of the foregoing provisions of the Amended and Restated Bylaws shall not adversely affect any right or protection under the Amended and Restated Bylaws of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

The Registrant maintains insurance policies under which the directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers which could include liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on February 27, 2007).

4.2	Amended and Restated Bylaws (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 3, 2009).

4.3	Form of Common Stock Certificate (incorporated by reference to the Registrant’s Annual Report on Form 10-KSB filed on March 29, 2007).

4.4	2007 Stock Option Plan (incorporated by reference to Exhibit D to the Registrant's Definitive Proxy Statement on Schedule 14A filed on February 27, 2007).

4.5	Amendment No. 1 to the 2007 Stock Option Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 17, 2009).

5.1	Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1	Consent of McGladrey & Pullen LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1 above).

24.1	Power of Attorney (contained in the Signature Page hereto).

Item 9.  Undertakings.

    (a)  The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hanover, state of Maryland, on this 19th day of August, 2009.

Conmed Healthcare Management, Inc.
Dated: M
	By:	/s/ Richard W. Turner
Richard W. Turner, Chairman of the Board
and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Conmed Healthcare Management, Inc., hereby severally constitute and appoint Thomas W. Fry, our true and lawful attorney-in-fact, with full power to him, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement and any other registration statement (and any amendment thereto) filed with the Securities and Exchange Commission with respect to the plan listed on the face of this registration statement and generally do all things in our names and on our behalf in such capacities to enable Conmed Healthcare Management, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on August 19, 2009 in the capacities indicated.

Signature	Title

/s/ Richard W. Turner	Chairman of the Board and Chief Executive
Richard W. Turner	Officer, and Director (principal executive officer)

/s/ Thomas W. Fry	Chief Financial Officer and Secretary (principal
Thomas W. Fry	financial officer and principal accounting officer)

/s/ John Pappajohn	Director
John Pappajohn

/s/ Edward B. Berger	Director
Edward B. Berger

/s/ Terry E. Branstad	Director
Terry E. Branstad

/s/ John W. Colloton	Director
John W. Colloton

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on February 27, 2007).

4.2	Amended and Restated Bylaws (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 3, 2009).

4.3	Form of Common Stock Certificate (incorporated by reference to the Registrant’s Annual Report on Form 10-KSB filed on March 29, 2007).

4.4	2007 Stock Option Plan (incorporated by reference to Exhibit D to the Registrant's Definitive Proxy Statement on Schedule 14A filed on February 27, 2007).

4.5	Amendment No. 1 to the 2007 Stock Option Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 17, 2009).

5.1	Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1	Consent of McGladrey & Pullen LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1 above).

24.1	Power of Attorney (contained in the Signature Page hereto).